Exhibit T3A-8

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:57 PM 09/24/2004
FILED 07:57 PM 09/24/2004
SRV 040694778 — 3855953 FILE

CERTIFICATE OF INCORPORATION

OF

COLUMBIA OILFIELD SUPPLY, INC.

ARTICLE I

The name of the corporation is Columbia Oilfield Supply, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation has the authority to issue is 1,000 shares of common stock, with a par value of $0.10 per share.

ARTICLE V

The name and mailing address of the sole incorporator is as follows: Mary Ellen Scanlan, Esq., Holland & Hart LLP, 555-l7th Street, Suite 3200, Denver, CO 80202.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

ARTICLE VIII

The initial Board of Directors shall consist of five members, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders, or until their successors are elected and qualified, are as follows:

Names	Mailing Addresses
Michael J. McNulty	4200, 150 - 6th Avenue S.W.
Calgary, Alberta T2P 3Y7
CANADA

Doug Strong	4200, 150 — 6th Avenue S.W.
Calgary, Alberta T2P 3Y7
CANADA

Kevin Quinn	363 North Sam Houston Parkway
Houston, TX 77060

Pat McCollum	500 Winscott Road
Fort Worth, TX 76126

Joe Kinder	363 North Sam Houston Parkway
Houston, TX 77060

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE X

The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each of its directors and officers. In addition, the Corporation may indemnify such of its employees, fiduciaries and agents as it may deem advisable. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XII

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this the 24th day of September, 2004.

/s/ Mary Ellen Scanlan
Mary Ellen Scanlan (Incorporator)
Holland & Hart LLP
555-17th Street, Suite 3200
Denver, CO 80202
303-295-8042